Exhibit 99.1
Liberator Medical Reports Record Net Revenues for Its Third Fiscal
Quarter Ended June 30, 2010
Net Revenues are $10.62 Million for the Quarter Ended June 30, 2010, Up 53% Over Prior Year’s
Comparable Quarter, 10% Over Previous Quarter
STUART, Fla., Jul 15, 2010 (GlobeNewswire via COMTEX) — Liberator Medical Holdings, Inc. (OTCBB:LBMH) today announces record net revenues of approximately $10.62 million for its fiscal third quarter ended June 30, 2010, representing an annualized revenue run rate of $42.5 million.
Net revenues for the third fiscal quarter 2010 increased 53% from $6.95 million for the quarter ended June 30, 2009 and up 10% sequentially from $9.65 million for the quarter ended March 31, 2010. For the nine months ended June 30, 2010, sales were $29.41 million, representing an increase of $11.29 million or 62% compared to sales of $18.12 million for the nine months ended June 30, 2009
Mark Libratore, the Company’s President and CEO, commented, “This is the ninth consecutive quarter we have reported record net revenues. Our sales growth is a result of our long-term commitment to our direct marketing program. We continue to see the benefits of our expansion into our new facility and the expansion of our workforce. We expect our sales growth to continue through the rest of this fiscal year and in the foreseeable future.”
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About Liberator Medical Holdings, Inc.
Liberator Medical Holdings, Inc.’s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider™ accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberator’s revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes, urological, ostomy and mastectomy patients. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.
Safe Harbor Statement
Certain statements in this press release that are not historical, but are forward-looking, are subject to known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, the Company’s need to raise equity capital and its ability to obtain equity financing on acceptable terms, if at all, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, the risk of early obsolescence of our products and the other factors listed under “Risks and Uncertainties” in our annual report on Form 10-K for the fiscal year ended September 30, 2009, and our other filings with the Securities and Exchange Commission. We assume no obligation to update the information contained in this news release.
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SOURCE: Liberator Medical Holdings, Inc.
By Staff

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